Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan,  2015 Employee Stock Purchase Plan, Inducement Stock Option Awards, and Inducement Restricted Stock Unit Awards of Editas Medicine, Inc. of our reports dated February 26, 2020, with respect to the consolidated financial statements of Editas Medicine, Inc. and the effectiveness of internal control over financial reporting of Editas Medicine, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 26, 2020